Exhibit 99.1

FOR IMMEDIATE RELEASE

Cynthia (Cindy) Augustine, REV Group Board of Directors

REV Group Welcomes Cynthia Augustine to its Board of Directors

BROOKFIELD, Wis – May 30, 2024 – REV Group, Inc. (NYSE:REVG), a leading designer and manufacturer of specialty vehicles, announces today that Cynthia (Cindy) Augustine has been elected as an independent member of its Board of Directors, effective immediately.

Exhibit 99.1

Augustine currently serves as the global chief talent officer at McCann Worldgroup, part of Interpublic Group (IPG) and a leading global marketing services company with an integrated network of advertising agencies in over 120 countries. Previously, Augustine was the global chief talent officer for FCB Global, an IPG fully integrated marketing communications company; senior vice president of Human Resources and Employee Services at Scholastic; senior vice president of Talent Management at Time Warner, as well as senior vice president of Human Resources and president of the Broadcast Group at The New York Times Company. Augustine began her career as a lawyer specializing in employment law, labor relations and employee benefits.

“Cindy brings an extensive background of executive leadership and transformational change to the board. We believe her background, global experience, and particular expertise in human capital management will further REV Group’s organizational and operational imperatives,” said Board Chair Jean Marie (John) Canan. “On behalf of REV Group’s Board of Directors, I am delighted to welcome Cindy to the board.”

Augustine holds a juris doctorate from Rutgers University School of Law and earned a bachelor’s degree from Sarah Lawrence College. She currently sits on the Board of Trustees for the Innocence Project, a nonprofit organization that works to exonerate people who have been falsely convicted of crimes. She has been named to Black Enterprise’s Most Powerful Women in Business list and has been recognized, three times, as one of Savoy Magazine’s Top 100 Most Influential Black Leaders in Corporate America.

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About REV Group, Inc.

REV Group companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. The Specialty Vehicles Segment provides customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus) and commercial infrastructure (terminal trucks and industrial sweepers). REV Group’s Recreational Vehicles Segment manufactures a variety of RVs from Class B vans to Class A motorhomes. REV Group's portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Investor Relations

Drew Konop
VP Investor Relations & Corporate FP&A
+1.262.957.4594 (mobile)
investors@revgroup.com

Exhibit 99.1

Media Relations

Julie Nuernberg

Sr Director Marketing & Communications

+1.262.389.8620 (mobile)

julie.nuernberg@revgroup.com